Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Apricus Biosciences, Inc. on Form S-3 to be filed on or about July 16, 2012 of our report dated March 31, 2010, on our audit of the consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2009, which report was included in the Annual Report on Form 10-K filed March 13, 2012. Such report includes an uncertainty paragraph with respect to the ability of Apricus Biosciences, Inc. and Subsidiaries to continue as a going concern. We were not engaged to audit, review, or apply any procedures to the adjustments relating to the 15 to 1 reverse stock split described in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by EisnerAmper LLP. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

July 16, 2012